PROSPECTUS and	PRICING SUPPLEMENT NO. 27
PROSPECTUS SUPPLEMENT, each	Dated January 3, 2017
Dated April 17, 2014, as supplemented	Registration Statement No. 333-195332
by Supplement No. 1 dated September 10, 2014	Filed Pursuant to Rule 424(b)(2)

U.S. $12,000,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES F

Due 9 Months or More from Date of Issue

$250,000,000 Floating Rate Senior Notes Due October 15, 2018

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus, Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ETN9 / US24422ETN93

Date of Issue:	January 6, 2017

Maturity Date:	October 15, 2018

Principal Amount:	$250,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Reuters Page LIBOR01)

Index Maturity:	3-Month

Spread:	LIBOR + 27 bps

Initial Interest Determination Date:	January 4, 2017

Day Count:	Actual/360, Adjusted

Interest Reset Dates:	Quarterly on the 15th of January, April, July and October, commencing on April 15, 2017 (long first coupon) and ending on the maturity date.

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Date

Interest Payment Dates:	Quarterly on the 15th of January, April, July and October, commencing on April 15, 2017 (long first coupon) and ending on the maturity date.

Minimum Interest Rate:	0.000%

Day Count Convention:	Modified Following, Adjusted

Redemption Provision:	None

Price to Public:	100.000% plus accrued interest from January 6, 2017

Plan of Distribution:
	Name	Principal Amount Of Notes
	Citigroup Global Markets Inc.	$75,000,000
	Goldman, Sachs & Co.	75,000,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	75,000,000

Credit Agricole Securities (USA) Inc.	8,334,000
Standard Chartered Bank	8,333,000
U.S. Bancorp Investments, Inc.	8,333,000
Total	$250,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.900% plus accrued interest from January 6, 2017 if settlement occurs after that date. Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.